Exhibit 5

                                                                    June 8, 1998
HUBCO, Inc.
1000 MacArthur Boulevard
Mahwah, NJ  07430
Attn: Kenneth T. Neilson, Chairman, President and Chief Executive Officer

        Re:       Merger of HUBCO, Inc. and Dime Financial Corporation

                  We have acted as counsel to HUBCO, Inc. ("HUBCO") in connection with its proposed issuance of common stock, no par value (the "Common Stock"), pursuant to the Agreement and Plan of Merger among HUBCO, Lafayette American Bank, Dime Financial Corporation and The Dime Savings Bank of Wallingford dated as of March 31, 1998. The Common Stock is being registered pursuant to a Registration Statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission on the date hereof.

                  We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of HUBCO as currently in effect, relevant resolutions of the Board of Directors of HUBCO, and such other documents as we have deemed necessary or appropriate in order to express the opinion set forth in this letter.

                  Based on the foregoing and assuming that the Registration Statement has been declared effective under the Securities Act of 1933, as amended, we are of the opinion that when issued as described in the Registration Statement, including the Prospectus relating to the Common Stock (the
"Prospectus"), the Common Stock will be legally issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Opinion" in the Prospectus.


                                       Very truly yours,



                                        PITNEY, HARDIN, KIPP & SZUCH